Exhibit 6.2

Execution Version

INTELLECTUAL PROPERTY ASSIGNMENT AND LIMITED ASSUMPTION AGREEMENT

This Intellectual Property Assignment and Limited Assumption Agreement (this “Agreement”) is made the ____ day of November, 2022, by and between The Chosen, LLC, a Utah limited liability company (together with its successor in interest, The Chosen, Inc., a Delaware corporation, the “Seller”), and Come and See Foundation, Inc., a North Carolina non-profit corporation (the “Buyer” and, together with the Seller, the “Parties” and each, a “Party”).

RECITALS

A.            The Seller is the owner of all right, title and interest in and to the intellectual property comprising the audio-visual series called “The Chosen” (the “Chosen Series”) and any and all derivatives thereof (including Christmas-themed or other specials, animated productions of any and all kinds, so-called bonus materials and/or director’s cuts, presentation/“The Chosen Presents” title and title licensing rights, and expanded versions of episodes) (collectively with the Chosen Series, the “Programs”).

B.            The Seller wishes to sell and assign to the Buyer, and the Buyer wishes to purchase and assume from the Seller, substantially all of the assets and certain liabilities associated with the Programs, subject to the terms and conditions set forth herein (the “Assignment”).

C.            Reference is made to the License Agreement (as defined below) and the Funding Agreement (as defined below), each of which is being consummated contemporaneously with the consummation of the transactions set forth in this Agreement.

D.            As provided herein, Buyer is not assuming any existing liabilities (including any existing license or sublicense agreements or other contracts respecting the Programs) except as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

“AAA” has the meaning set forth in Section 9.8(a).

“Action” has the meaning set forth in Section 4.5.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such latter Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” has the meaning set forth in the preface to this Agreement.

“Appellate Rules” has the meaning set forth in Section 9.8(a).

“Assigned Rights” has the meaning set forth in Section 2.1.

“Assignment” has the meaning set forth in the recitals.

“Assignment Agreements” has the meaning set forth in Section 3.2(a)(i).

“Bill of Sale” has the meaning set forth in Section 3.2(a)(ii).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Los Angeles, California are authorized or required by law to be closed for business.

“Buyer” has the meaning set forth in the preface to this Agreement.

“Buyer Fundamental Representations” means the representations and warranties of the Buyer in Sections 4.1, 4.2 and 4.6.

“Chosen Series” has the meaning set forth in the recitals.

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Closing” has the meaning set forth in Section 3.1(a).

“Closing Date” has the meaning set forth in Section 3.1(a).

“Copyright Assignment Agreement” has the meaning set forth in Section 3.2(a)(i).

“Disclosure Schedules” means the disclosure schedules delivered by the Seller and the Buyer concurrently with the execution and delivery of this Agreement.

“Excluded Liabilities” has the meaning set forth in Section 2.2(b).

“Financing Agreement” means that certain Contribution Funding and Production Agreement, dated as of the date hereof, between the Parties, whereby the Buyer will make certain financial contributions to the Seller.

“Guild” has the meaning set forth in Section 5.10.

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

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“Knowledge” means actual knowledge of the officers of the Seller after due investigation and reasonable inquiry, but shall not be construed as imposing any obligation on such persons to conduct any additional investigation after the Closing Date.

“Liabilities” means liabilities, debts, obligations or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“License Agreement” means that certain License Agreement, dated as of the date hereof, between the Parties, whereby the Buyer is granting certain exclusive rights to the Seller in relation to the exploitation of certain of the Property.

“Losses” has the meaning set forth in Section 7.2.

“Material Adverse Effect” means, with respect to a Party, any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of such Party and, with respect to the Seller, relating to the Programs, or (b) the ability of such Party to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which such Party operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; or (v) any natural or manmade disaster or acts of God.

“Party” or “Parties” has the meaning set forth in the preface to this Agreement.

“Permitted Encumbrances” means (a) liens (if any) for Taxes not yet due and payable, (b) liens which may be held by guilds, unions or collective bargaining organizations (e.g., SAG, WGA, DGA, etc.) applicable to the Property and (c) those items set forth in Section 5.5 of the Disclosure Schedules. Anything in the Disclosure Schedules notwithstanding, by this Agreement Buyer is not assuming or guarantying any liabilities or obligations applicable to the Property which are owed, or might be owing, to any guilds, unions or collective bargaining organizations, or to any music publishing or performance guild or society, in each case, to the extent such liabilities or obligations arose or existed (or may have arose or existed) prior to and up to the Closing.

“Person” means any natural person, legal entity, association or other organized group of natural persons or entities, or the successors, assigns and representatives of the foregoing.

“Post-Closing CAS Reserved Rights Obligations” has the meaning set forth in Section 2.3.

“Programs” has the meaning set forth in the recitals.

“Property” has the meaning set forth in Section 2.1.

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“Property Contracts” means all agreements with respect to the development, production, financing or distribution of the Property (other than Property Licenses), including Seller or any Seller Affiliate is a party.

“Property Licenses” means all licenses, sublicenses, distribution agreements or other agreements granting any right to exploit the Property, including licenses where Seller is or was the granting party and sublicenses (i.e. where Seller’s licensee including Angel Studios Inc. is or was the granting party).

“Purchase Price” has the meaning set forth in Section 2.4.

“SEC Requirements” has the meaning set forth in Section 6.3.

“Security Interest” means any mortgage, pledge, lien, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, or (b) liens for Taxes not yet due and payable.

“Seller” has the meaning set forth in the preface to this Agreement.

“Seller Affiliate” shall mean any Affiliate of any Seller, including The Chosen Texas LLC, a Texas limited liability company, Impossible Math, LLC, a Texas limited liability company, and The Chosen Productions LLC (DBA “Loaves and Fishes”), a Utah limited liability company. For clarity, following the Closing, the Seller is effecting a conversion and shall thereupon be known as The Chosen, Inc., a Delaware corporation, as a result of such conversion.

“Seller Fundamental Representations” means the representations and warranties of the Seller in Article 5 hereof (but excluding Sections 5.4, 5.5, 5.6, and 5.9).

“Tax” or “Taxes” means all taxes, levies, duties, assessments, fees or withholdings imposed by or payable to a Taxing Authority (including, without limitation, all interest, penalties and additions to tax) with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any governmental or regulatory organization which has the right and/or authority to impose or levy any Taxes.

“Third Party Claim” has the meaning set forth in Section 7.4(a).

“Trademark Assignment Agreement” has the meaning set forth in Section 3.2(a)(i).

“Transaction Documents” or “Transaction Agreements” means this Agreement, the License Agreement, the Financing Agreement, the Bill of Sale, the Assignment Agreements and the other agreements, instruments and documents required to be delivered at the Closing.

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ARTICLE 2
PURCHASE AND SALE

2.1            Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, receive and accept, from the Seller, all of the Seller’s right, title and interest in, to and under all of the intellectual property rights and assets as set forth on Schedule I attached hereto (collectively, the “Property” and such assignment, the “Assigned Rights”), free and clear of all Security Interests (except for the Permitted Encumbrances). Certain of the Assigned Rights shall be subject to the terms and conditions of the “Limited Reversion” (as defined in the Funding Agreement).

2.2            NO ASSUMPTION OF LIABILITIES. The Buyer is not assuming (and shall not be deemed to have assumed) and shall not be liable for any Liabilities of Seller or any Seller Affiliate with respect to or arising from the Property, or any Property License or Property Contract, including without limitation with respect to the development, production, financing or distribution of the Property.

2.3            POST-CLOSING CAS RESERVED RIGHTS OBLIGATIONS. The Buyer shall be solely responsible, liable and obligated for the post-Closing use and exploitation of the CAS Reserved Rights (as defined in the License Agreement) by the Buyer, by any of the Buyer’s successors, assignees, licensees or sublicensees, or by any other Person that has an agreement with the Buyer (and/or any of the foregoing) with respect to the CAS Reserved Rights, including post-Closing compliance with respect to the post-Closing exploitation of the NP Chosen App (as defined in the License Agreement), any advertising, marketing, promotional or other materials created by the Buyer post-Closing respecting the Buyer’s production or exploitation of a Program, and any Non-Profit Organization’s (as defined in the License Agreement) post-Closing exploitation of a Program (as defined in the License Agreement), and the payments of all guild and/or talent residuals and re-use fees, royalties and amounts required of Buyer as a result of Buyer’s use and exploitation of the CAS Reserved Rights (provided that the foregoing does not create any intended third party beneficiaries and does not confer to any third party any such rights) (collectively, the “Post-Closing CAS Reserved Rights Obligations”); and provided further, that the Post-Closing CAS Reserved Rights Obligations do not impose upon Buyer any obligation (express or implied) to assume or guaranty any liabilities of Seller, any Seller Affiliate or any other Person which arose from any action or inaction by any such Person (occurring prior to and up to the Closing) respecting the production or exploitation of any Program prior to the Closing.

2.4            PURCHASE PRICE. The aggregate purchase price to be paid by the Buyer to the Seller at Closing in exchange for the Property is Four Million Five Hundred Thousand Dollars ($4,500,000.00) (the “Purchase Price”). The Purchase Price shall be paid by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller.

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ARTICLE 3
CLOSING

3.1            THE CLOSING.

(a)            Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of documents and signatures, and shall be deemed to have occurred at 12:01 a.m. pacific time on the date hereof, or at such other time or date as the Parties may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

(b)            The transactions contemplated by each of the License Agreement and the Financing Agreement shall be consummated contemporaneously with the Closing.

3.2            DELIVERIES AT THE CLOSING.

(a)            Documents to be Delivered by the Seller – Closing. At the Closing, the Seller shall deliver to the Buyer the following:

(i)            a trademark assignment agreement, in the form of Exhibit A-1 attached hereto (the “Trademark Assignment Agreement”), executed by the Seller, and a copyright assignment agreement, in the form of Exhibit A-2 attached hereto (the “Copyright Assignment Agreement” and, together with the Trademark Assignment Agreement, the “Assignment Agreements”), executed by the Seller;

(ii)           a Bill of Sale, in the form of Exhibit B attached hereto (the “Bill of Sale”), executed by the Seller; and

(iii)          resolutions of the Manager of the Seller, which authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, in each case, in accordance with applicable law;

(iv)         a certificate of the manager of the Seller certifying as to a meeting of the equity holders of the Seller in which sufficient equity holders of the Seller authorized the Seller’s execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, in each case, in accordance with applicable law;

(v)            a copy of each Transaction Document, fully executed by Seller; and

(vi)            such other certificates and ancillary deliverables of Seller which Seller and Buyer shall agree to be delivered by Seller.

(b)            Documents to be Delivered by the Buyer - Closing. At the Closing, the Buyer shall deliver to the Seller the following:

(i)            the Purchase Price, by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller;

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(ii)            the Assignment Agreements, executed by the Buyer;

(iii)           the Bill of Sale, executed by the Buyer;

(iv)          a certificate of the Secretary (or equivalent officer) of the Buyer certifying as to the resolutions of the board of directors of the Buyer, which authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, in each case, in accordance with applicable law;

(v)           a copy of each Transaction Document, fully executed by Buyer; and

(vi)          such other certificates and ancillary deliverables of Buyer which Seller and Buyer shall agree to be delivered by Buyer.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Subject to such exceptions as are specifically set forth in the appropriate section of the Disclosure Schedules or in any other section of the Disclosure Schedules if and to the extent that it is reasonably apparent that it applies to such other section of Article 4, the Buyer hereby represents and warrants to the Seller that each of the representations and warranties contained in this Article 4 is true and correct as of the date of this Agreement, as follows:

4.1            INCORPORATION OF THE BUYER. The Buyer is a not-for-profit corporation duly organized, validly existing, and in good standing under North Carolina law.

4.2            AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the Assignment and the transactions contemplated hereby. The execution and delivery by the Buyer of this Agreement, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the Assignment and the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting creditors’ rights generally or provisions limiting competition.

4.3            NO CONFLICTS; CONSENTS. The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the Assignment and the transactions contemplated hereby, do not and will not: (a) violate or breach any provision of the certificate of incorporation or bylaws of the Buyer; (b) to the knowledge of the Buyer, violate or breach any provision of any law applicable to the Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, violate or breach, constitute a default under or result in the acceleration of any agreement to which the Buyer is a party; except, in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to obtain consent or give notice would not have a Material Adverse Effect.

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4.4            FINANCIAL CAPABILITY. The Buyer will have at the Closing sufficient funds and adequate financial resources to satisfy its monetary and other obligations under this Agreement.

4.5            LEGAL PROCEEDINGS. There are no claims, actions, suits, investigations or other legal proceedings (collectively, “Actions”) pending or threatened against or by the Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.6            NO BROKERS’ FEES. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Buyer.

4.7            NO OTHER REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties contained in this Article 4 or in the other Transaction Documents, neither the Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Buyer, to the Seller or any Person affiliated with Seller, with respect to the subject matter contained herein.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER

Subject to such exceptions as are specifically set forth in the appropriate section of the Disclosure Schedules, or in any other section of the Disclosure Schedules if and to the extent that it is reasonably apparent that it applies to such other section, the Seller hereby represents and warrants to the Buyer that each of the representations and warranties contained in this Article 5 is true and correct as of the date of this Agreement, as follows:

5.1            ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Prior to the proposed conversion of the Seller into a Delaware corporation, the Seller is a limited liability company duly formed, validly existing, and in good standing under the laws of Utah and, following such conversion, the Seller is and shall be a corporation duly formed, validly existing, and in good standing under the laws of Delaware. Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Seller has full power and authority to carry on the businesses in which it is engaged and to own and use the Property owned and used by it.

5.2            AUTHORIZATION OF TRANSACTION. Seller has full power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the Assignment and the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the Assignment and the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally or provisions limiting competition.

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5.3            NON CONTRAVENTION.

(a)            Neither the execution and the delivery of this Agreement nor the consummation by the Seller of the Assignment or the transactions contemplated by this Agreement will violate (i) to the Seller’s Knowledge, any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or (ii) any provision of the operating agreement, certificate of formation, certificate of incorporation or bylaws, as applicable, of Seller.

(b)            Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the Assignment or the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would have a Material Adverse Effect.

5.4            NO BROKERS’ FEES. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

5.5            TITLE TO PROPERTY. The Seller has, or will have, good title to the Property as of the Closing Date free and clear of all Security Interests except for the Permitted Encumbrances. None of the Seller Affiliates or any other Affiliate of Seller have: (a) any rights in the Property; or (b) any other rights that would materially interfere with or conflict with the Assigned Rights.

5.6            COPYRIGHT AND TRADEMARK RECORDATIONS. Section 5.6 of the Disclosure Schedules sets forth all filings and recordations by Seller or any Seller Affiliate with respect to the Property with the U.S. Copyright Office, the U.S. Patent and Trademark Office, and any other domestic or foreign intellectual property registry. The Property and each Episode (as defined in Schedule I) of the Programs have been or will be registered for copyright in the United States of America by filing with the U.S. Copyright Office.

5.7            NO INFRINGEMENT. To the Knowledge of the Seller, the Property, and the literary, dramatic or musical material contained therein or incorporated in the Property, do not (a) infringe upon any patent, trademark, service mark, trade name, copyright, literary, dramatic, music, artistic, personal, private, civil, contract or property right or rights of privacy or any other right, whether tangible or intangible, of any Person, or (b) contain any element or material which in any manner constitutes a libel, slander or other defamation of any Person.

5.8            FINANCIAL STATEMENTS. Copies of the financial statements consisting of (a) the balance sheet of the Seller as of June 30, 2022 and the related statements of income and cash flow for the six (6)-month period then ended and (b) the balance sheet of the Seller as at December 31 in each of the years 2020 and 2021 and the related statements of income and cash flow for the years then ended (collectively, the “Financial Statements”) have been delivered or made available to the Buyer. The Financial Statements fairly present in all material respects the financial condition of the Seller as of the respective dates they were prepared and the results of the operations of the Seller for the periods indicated.

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5.9            THIRD PARTY LOCATIONS AND STORAGE. Section 5.9 of the Disclosure Schedules sets forth a true, correct and complete list of the locations where the elements comprising the Property are stored or held.

5.10           GUILD AGREEMENTS. Section 5.10 of the Disclosure Schedules sets forth a true, correct and complete list of any and all agreements between or among Seller and any guild, union or collective bargaining organization (including SAG-AFTRA, DGA, WGA, PGA, IATSE or any music performance or publishing guild (each, a “Guild”) with respect to the production or distribution of the Property.

5.11           SOLVENCY; NO INSOLVENCY PROCEEDING. The Seller is solvent. Seller has been and is currently paying its obligations as they come due. The consummation of the Assignment, the transactions contemplated hereunder and under the Transaction Agreements will not cause the Seller to become insolvent or to be unable to pay its debts and obligations generally as they become due. No insolvency or receivership proceedings of any nature are now pending or threatened in writing by or against the Seller.

5.12           INSURANCE. Section 5.12 of the Disclosure Schedules sets forth a true, correct and complete list of any and all policies of insurance of any kind held or maintained by Seller with respect to the production and/or exploitation of the Property.

5.13           LITIGATION. There are no Actions pending or, to the Seller’s Knowledge, threatened in writing against or by the Seller relating to or affecting the Property.

5.14           EQUIVALENT VALUE. Seller’s receipt of the Purchase Price hereunder together with Seller’s receipt of the consideration in the other Transaction Documents in exchange for the rights granted to Buyer hereunder and in the other Transaction Documents, collectively constitute a receipt by Seller of reasonably equivalent value in exchange for the rights granted to Buyer herein and in the other Transaction Documents.

5.15           FINANCIAL PROJECTIONS. Section 5.15 of the Disclosure Schedules sets forth the Seller’s five (5)-year financial projections as of November 10, 2022 (collectively, the “Financial Projections”). The Financial Projections were prepared and reviewed by Seller’s senior management in good faith and are based on the Seller’s current, good faith and reasonable expectations and assumptions and may be affected by subsequent developments, regulatory actions and business conditions, including such developments, actions and conditions that are not within the Seller’s control. The Financial Projections are not to be viewed as facts, and nothing in this Section 5.15 shall be construed as a representation or covenant that such projections in fact will be achieved.

5.16           NO OTHER REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties contained in this Article 5 (including the related portions of the Disclosure Schedules) or in the other Transaction Documents, neither the Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller, to the Buyer or any Person affiliated with Buyer, with respect to the subject matter contained herein.

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ARTICLE 6
COVENANTS

6.1            FURTHER ASSURANCES. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Without limiting the foregoing, the Seller shall execute and deliver to the Buyer such additional documents necessary to record and assign the copyright in and to future Programs (including additional episodes of Programs), and any other additional acquired property comprising a derivative work of a Program, in accordance with and subject to the terms of this Agreement.

6.2            BULK SALES. The Buyer and the Seller acknowledge that neither Utah nor Delaware has no bulk sales or similar laws that are applicable to the sale of the Property to the Buyer, and thus no Party is required to comply with the provisions of any such bulk transfer statutes.

6.3            CONFIDENTIALITY. Each of the Parties shall, and shall cause its Affiliates to, keep confidential the terms of this Agreement and the negotiations relating hereto and all documents and information obtained by such Party from the other Party in connection with the transactions contemplated hereby, except (a) to the extent this Agreement and such negotiations need to be disclosed to obtain approval of any regulatory authority or such Party’s equity holders, (b) for disclosures made in accordance with the terms of this Agreement, (c) to the extent required by applicable law, regulations or U.S. Securities and Exchange Commission requirements (“SEC Requirements”), or (d) in connection with any financings arranged by the Buyer or the Seller.

6.4            TRANSFER TAXES. All transfer, sales, use, registration, documentary, stamp, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be paid by the Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Buyer shall cooperate with respect thereto as necessary). The Buyer shall file all of its tax returns required to be filed, including tax returns and reports required of the Buyer as a non-profit organization.

6.5            TRANSITION SERVICES AND SUPPORT. For a period of nine (9) months after the Closing, the Seller shall provide a meaningful and good-faith level of support and efforts to the Buyer, in order to facilitate the orderly transfer of the Property to the Buyer. Such efforts shall be in addition to the Seller’s obligations under the License Agreement and the Financing Agreement.

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6.6            LITIGATION. In the event and for so long as any Party or Seller Affiliate actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, judgment or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, each of the other Parties will cooperate with such Party and such Party’s counsel and cause its Affiliates so to cooperate in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party or Affiliate.

6.7            SELLER PERFORMANCE OF AGREEMENTS. As of and after the Closing Date:

(a)            Seller shall (or shall cause a Seller Affiliate to, as applicable) use commercially reasonable efforts to perform and administer any and all obligations required of Seller (or of a Seller Affiliate or a Seller’s licensee, including any other licensee of rights in the Property, as applicable) under any Property License, including with any Guild, subject to any applicable cure provisions contained therein and except as otherwise provided in Section 2.2.

(b)            Seller shall (or shall cause a Seller Affiliate to, as applicable) use commercially reasonable efforts to perform and administer any and all obligations required of Seller (or a Seller Affiliate or a Seller’s licensee, including any licensee of rights in the Property, as applicable) under any Property Contract, including with any Guild, subject to any applicable cure provisions contained therein and except as otherwise provided in Section 2.2.

(c)            Seller shall (or shall cause a Seller Affiliate to, as applicable) use commercially reasonable efforts to discharge any and all liabilities and obligations of the Seller or any Seller Affiliate respecting the development, production, financing or distribution of the Property, including with any Guild, subject to any applicable cure provisions contained therein and except as otherwise provided in Section 2.2.

ARTICLE 7
INDEMNIFICATION

7.1            SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Seller and the Buyer contained herein shall survive the Closing and continue in full force and effect for a period ending the date that is twenty-four (24) months following the Closing Date. The Buyer acknowledges and agrees that, except for the representations and warranties of the Seller specifically set forth in this Agreement and its Schedules and Exhibits, the Buyer has not relied on any information provided by the Seller in connection with the transactions contemplated by this Agreement as constituting a representation or warranty of the Seller except to the extent expressly stated herein.

7.2            INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER. Subject to the other terms and conditions of this Article 7, from and after the Closing, the Seller shall indemnify and hold the Buyer harmless from and against any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), the Buyer may suffer resulting from, arising out of, relating to, or caused by: (a) the Seller’s breach of any representation, warranty, covenants or agreement of the Seller contained herein; and/or (b) any Excluded Liability.

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7.3            INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER. Subject to the other terms and conditions of this Article 7, from and after the Closing, the Buyer shall indemnify and hold the Seller harmless from and against any and all Losses the Seller may suffer resulting from, arising out of, relating to, or caused by: (a) the Buyer’s breach of any representation, warranty, covenant or agreement of the Buyer contained herein; and/or (b) the Post-Closing CAS Reserved Rights Obligations.

7.4            PROCEDURE FOR MATTERS INVOLVING THIRD PARTIES.

(a)            The Party making a claim under this Article 7 is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Article 7 is referred to as the “Indemnifying Party.” If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party or an Affiliate of a Party (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (a “Claim Notice”). The Claim Notice shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the aggregate dollar value estimate of the Losses that have been or may be sustained by the Indemnified Party. No inadvertent delay in the issuance of a Claim Notice shall relieve any Party from any obligation under this Article 7, unless and solely to the extent such Party is thereby prejudiced. The Indemnifying Party will have the right and obligation to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 30 days following the receipt of the Claim Notice that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of the Losses described therein, and (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(b)            So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.4(a), the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

(c)            The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed, except the Indemnifying Party may consent to the entry of judgment or settlement without the consent of the Indemnified Party if the judgment or settlement is solely for money damages and the Indemnifying Party agrees to bear all such costs without reference to limitations on indemnification otherwise provided for herein.

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7.5            CERTAIN LIMITATIONS. The indemnification provided for in Sections 7.2 and 7.3 shall be subject to the following limitations:

(a)            Ceiling. Other than a breach of the Buyer Fundamental Representations or the Seller Fundamental Representations, the aggregate liability for which an Indemnifying Party shall be liable pursuant to Section 7.2 or 7.3, as the case may be, shall not exceed $337,500.00. With respect to a breach of the Buyer Fundamental Representations or the Seller Fundamental Representations, the aggregate liability therefor shall not exceed the Purchase Price.

(b)            Threshold. The Indemnifying Party shall not have any liability to the Indemnified Party for an indemnification claim under Section 7.2 or 7.3, unless and until the aggregate amount of all Losses associated with each such claim exceeds Twenty-Five Thousand Dollars ($25,000), but if and when such threshold is met, the Indemnifying Party shall be required to pay or be liable for all of such claim, subject to the other qualifications in this Article 7.

(c)            Insurance Proceeds. Payments by an Indemnifying Party pursuant Section 7.2 or 7.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies for any Losses in conjunction with seeking indemnification under this Agreement.

(d)            Mitigation. Each Indemnified Party shall take all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(e)            Punitive Damages. In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f)            No Duplication of Recovery. Each of the Parties hereby agrees that it shall not be entitled to recover Losses or otherwise obtain reimbursement or restitution more than once with respect to the same Losses arising out of this Agreement and the other Transaction Documents.

7.6            EXCLUSIVE REMEDY. The Buyer and the Seller acknowledge and agree that the foregoing indemnification provisions in this Article 7 shall be the exclusive remedy of the Parties from and after the Closing with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, provided that the foregoing notwithstanding, each Party reserves all of its equitable rights (subject to the arbitration provisions herein, and without the requirement of posting a bond or other security) as may be necessary in order to provide such Party with the fundamental benefits of its bargain as set forth herein.

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ARTICLE 8
TAX MATTERS

Notwithstanding anything to the contrary in this Agreement, the Parties agree that the transactions contemplated by this Agreement and the other Transaction Documents shall be treated, for income and other applicable tax purposes, as a secured financing and not as a sale of the Property. The Seller shall be treated as the continuing tax owner of the Property for income and other applicable tax purposes, and the Buyer shall not take any depreciation or amortization deductions with respect to the Property on its income Tax Returns.

ARTICLE 9
MISCELLANEOUS

9.1            PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure if such Party’s counsel determines in good faith is required by applicable law, SEC Requirements or any listing or trading agreement concerning its securities (in which case the disclosing Party will use reasonable best efforts to advise the other Party prior to making the disclosure).

9.2            NO THIRD-PARTY BENEFICIARIES. Subject to the terms of Section 9.4, this Agreement is for the sole benefit of the Parties and nothing herein, express or implied, is intended to or shall not confer any rights or remedies upon any Person other than the Parties.

9.3            ENTIRE AGREEMENT. This Agreement (including the Exhibits, Schedules hereto and the documents referred to herein, including the other Transaction Documents) constitutes the entire agreement among the Parties with respect to the subject matter contained herein and therein and, except as provided herein, supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. Concurrently herewith, the Parties are entering into the License Agreement and the Financing Agreement, and the terms of those agreements (and not this Agreement) shall govern the subject matter of such other agreements. The Buyer agrees that it is not relying on any representation or warranty of the Seller, other than the representations and warranties in Article 5 of this Agreement and the representations and warranties of the Seller in the other Transaction Documents. The Seller agrees that it is not relying on any representation or warranty of the Buyer, other than the representations and warranties in Article 4 of this Agreement and the representations and warranties of the Buyer in the other Transaction Documents.

9.4            SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party; provided, however, that the Seller’s rights and obligations hereunder shall automatically be assigned to its successor in interest, The Chosen, Inc., a Delaware corporation, pursuant to its conversion into a Delaware corporation, without the need to obtain the consent of the Buyer. Without limitation and regardless of any automatic assumption of liability respecting such conversion, pursuant to Section 6.1 hereof, Buyer, at its reasonable discretion and written election, shall be entitled from time to time to have the Seller execute (or re-execute, as the case may be) recordation documents and certificates pertaining to the Assignment in the name of The Chosen, Inc., for the convenience of Buyer, in each case, to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

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9.5            COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission (including DocuSign) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.6            HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7            NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) three Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or via FedEx, (b)  when delivered by hand (with written confirmation of receipt) or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the following addresses:

If to the Seller, to:

The Chosen, LLC
4 South 2600 West, Suite 5
Hurricane, Utah 84737
Attention: Brad Pelo
Email: brad@thechosen.tv

with a copy (which will not constitute notice) to:

Loeb & Loeb LLP
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, California 90067
Attention: Andrew Kramer, Esq.; Christopher Kelly, Esq.
Email: akramer@loeb.com; ckelly@loeb.com

If to the Buyer, to:

Come and See Foundation, Inc.
Attn: Stan Jantz, President
2601 Oberlin Road
Raleigh, North Carolina 27608
Email: Stan@ComeAndSee.net

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with a copy (which will not constitute notice) to:

Barnes Law Firm PC
100 Wilshire Blvd. Ste. 700
Santa Monica, CA 90401
Attn: Michael Barnes, Esq.
Email: MBarnes@BarnesLaw.US

-and-

Envisage Law
2601 Oberlin Road
Raleigh, North Carolina 27608
Attn: Anthony Biller Esq.
Email: AJBiller@envisage.law

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be made available by giving the other Parties notice in the manner herein set forth.

9.8            ARBITRATION.

(a)            Any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by private, confidential binding arbitration as provided by the Federal Arbitration Act (or, if inapplicable, by similar state statute) in Oklahoma City, Oklahoma, before one arbitrator. The arbitrator shall be selected by application of the rules of the American Arbitration Association (“AAA”) or other formal arbitration rules mutually agreed upon by the Parties. No Party to this Agreement will challenge the jurisdiction or venue provisions as provided in this section. In the event a Party fails to proceed with arbitration, unsuccessfully challenges the arbitrator’s award, or fails to comply with the arbitrator’s award, the other Party is entitled to costs of suit, including reasonable attorneys’ fees for having to compel arbitration or defend or enforce an award. Judgment on the award may be entered in any court having jurisdiction. The underlying award may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). The award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of an underlying award, as defined by Rule A-3 of the Appellate Rules, by filing a notice of appeal with any AAA office. Following the appeal process the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof. In the event any action is brought by any Party to enforce any aspect of this Agreement, the prevailing Party in any such enforcement action shall be entitled to reasonable attorneys’ fees and costs, in addition to all of the relief to which that Party may be entitled.

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(b)            Each of the Parties hereby irrevocably: (i) waives any objection which it may have as to determining the basis for jurisdiction in any claim, action or proceedings arising as a result of this Agreement or related thereto, including any claim for which the tribunal set forth above would be a forum non conveniens for the suit, action or proceedings; (ii) waives any right which it may have to initiate any claim, action or proceedings arising as a result of this Agreement before a court in its own domicile; (iii) agrees as follows: WAIVER OF JURY TRIAL: EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT (OR ANY OTHER FACILITY DOCUMENT); and (iv) agrees that a final judgment issued in respect of such action, claim or process shall be conclusive and may be enforced by filing legal proceedings in any court in the jurisdiction to which such Party and its assets are subject.

9.9            GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

9.10            AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.11            SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.12            EXPENSES. Except as provided herein regarding indemnification matters, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Buyer shall pay the cost of any title policies or surveys it elects to obtain, and shall pay all recording costs.

9.13            CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including, without limitation,”. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.

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9.14            INCORPORATION. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Signature Page(s) Follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

The Chosen, LLC,
a Utah limited liability company

By:	The Chosen Productions, LLC,
a Utah limited liability company,
its Manager

By:
Name:
Title:

BUYER:

Come and See Foundation, Inc.,
a North Carolina non-profit corporation

By:
Name:
Title:

[Signature Page to Intellectual Property Assignment and Limited Assumption Agreement]

Schedule I

The Property shall include all of Seller’s intellectual property rights in the audio-visual program and series known as “The Chosen,” (the “Chosen Series”) including an initial program entitled “The Shepherd” published December 24, 2017 (written by Tyler Thompson and Dallas Jenkins) and owned by The Chosen, LLC, and all subsequent Episodes (defined herein) of the Chosen Series (each of which was written by one or more of Dallas Jenkins, Ryan Swanson and Tyler Thompson and each of which is owned by The Chosen, LLC), including without limitation “The Shepherd”, “I Have Called You By Name”, “Shabbat”, “Jesus Loves the Little Children”, “The Rock On Which It Is Built”, “The Wedding Gift”, “Indescribable Compassion”, “Invitations”, “I Am He”, “Thunder”, “I Saw You”, Matthew 4:24”, “The Perfect Opportunity”, “Spirit”, “Unlawful”, “Reckoning”, “Beyond Mountains”, “The Messengers”, “Homecoming” and “Two by Two,” and all subsequent episodes and derivatives works thereof.

The Programs (and the Property covered hereby) shall include all general intangibles, contract rights, copyrights, trademarks, patents, chattel paper, and all other intellectual property that the Seller now or hereafter owns or controls or hereafter come into existence with respect to the Programs, including the following with respect to the Programs:

(a)            the underlying literary, copyright and trademark properties of all of the literary property comprising the sixteen (16) episodes in two existing seasons (the Copyright Office filings reference numbers and the Trademark Office registration numbers with respect thereto being set forth on Section 5.6 of the Disclosure Schedules), plus a third season comprised of eight episodes which are not yet distributed, plus any and all unproduced episodes, and all subsequent episodes and derivatives works thereof;

(b)            all video or other audio-visual work or any episode of the Programs including works produced for theatrical, non-theatrical, television (including digital) release or for release in any other medium, including video on demand (“VOD”) of every type, including subscription, advertising-based, pay-per-view, free streaming, pay-it-forward and donation model, and all app- or cellular phone based media, in each case whether recorded on film, drive, cloud server or platform, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter developed (each an “Episode”) and all collateral, allied, ancillary and subsidiary intellectual property rights therein (excluding merchandising, print publication non-fungible token (“NFT”) rights), and all intellectual properties pertaining thereto and all products and proceeds thereof whether now in existence or hereafter made, acquired or produced (as used in this definition the term the “Episode” means and includes each Episode, all of the aforesaid rights and the rights and property set forth in (b)(i) through (x) below) including:

(i)            all intellectual property rights of every kind and nature (including copyrights) in and to the screenplay for each Episode (including any and all drafts, versions and variations of such screenplay) and any other literary, musical, dramatic or other literary material of any kind or nature upon which, in whole or in part, an Episode is or may be based, or from which it is or may be adapted or inspired or which may be or has been used or included in such Episode including all scripts, scenarios, screenplays, bibles, stories, treatments, novels, outlines, books, titles, concepts, manuscripts or other properties or materials of any kind or nature in whatever state of completion and all drafts, versions and variations thereof (collectively, the “Literary Property”);

(ii)            all physical elements of each Episode, including all negatives, duplicate negatives, fine grain prints, soundtracks, positive prints (cutouts and trims excepted), and sound, all video and digital formats, and other physical properties in connection with each Episode and any trailer or promotional production for each Episode, exposed film, developed film, positives, negatives, prints, answer prints, special effects, pre-print materials (including interpositives, negatives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices and all other forms of pre-print elements which may be necessary or useful to produce prints or other copies or additional pre-print elements, whether now known or hereafter devised) soundtracks, recordings, audio and video tapes and discs of all types and gauges, cutouts, trims, non-analog recordings and tapes, including any video digital recordings and HDTV format recordings, including files stored or recorded on various drives and/or with various cloud servers, and any and all other physical properties of every kind and nature relating to each Episode in whatever state of completion, and all duplicates, drafts, versions, variations and copies of each thereof (collectively, the “Episode Elements”);

(iii)          all rights of every kind or nature in and to any and all music and musical compositions created for, used in or to be used in connection with any Episode including, without limitation, all copyrights therein and all rights to perform, copy, record, re-record, produce, publish, reproduce or synchronize any or all of said music and musical compositions as well as all other rights to exploit such music including record, soundtrack recording, and music publishing rights, subject to the provisions of any third party agreements (e.g., master use and synchronization licenses) with respect to any music licensed for the Programs;

(iv)          all collateral, allied, ancillary and subsidiary, intellectual property rights of every kind and nature (excluding merchandising, print publication NFT rights), without limitation, derived from, appurtenant to or related to any Episode or the Literary Property or any part thereof, including, without limitation, all production, exploitation, reissue, remake, sequel, serial or series production rights by use of film, tape or any other recording devices now known or hereafter devised, whether based upon, derived from or inspired by any Episode, the Literary Property or any part thereof; all rights to use, exploit and license others to use or exploit any and all commercial tie-ups rights of every kind and nature, including, without limitation, all commercial tie-ups arising out of or connected with or inspired by any Episode or the Literary Property, the title or titles of any Episode, the characters appearing in any Episode or said Literary Property and/or the names or characteristics of said characters, and including further any and all commercial exploitation in connection with or related to any Episode;

(v)          to the extent necessary or desirable to complete any Episode, all rights of every kind or nature, present and future, in and to all agreements relating to the development, production, completion, delivery and exploitation of any Episode, and all agreements for personal services, including the services of writers, directors, cast, producers, special effects personnel, personnel, animators, cameramen and other creative, artistic and technical staff and agreements for the use of studio space, equipment, facilities, locations, animation services, special effects services and laboratory contracts;

(vi)          all copyrights, rights in copyrights, interests in copyrights and renewals and extensions of copyrights, domestic and foreign, common law and statutory heretofore or hereafter obtained upon any Episode or the Literary Property or any part thereof, and the right (but not the obligation) to make publication thereof for copyright purposes, to register a claim under copyright, and the right (but not the obligation) to renew and extend such copyrights, and the right (but not the obligation) to sue in the name of the Seller or in the name of the Buyer for past, present and future infringements of copyright;

(vii)          all rights to produce, acquire, release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize or otherwise exploit any Episode, the Literary Property and any and all rights therein (including, without limitation, the rights referred to in Subsection (b)(iv) above) in perpetuity, without limitation, in any manner and in any media whatsoever throughout the universe, including by projection, radio, all forms of television (including, without limitation, free, pay, toll, cable, sustaining subscription, sponsored and direct satellite broadcast), in theaters, non-theatrically, on cassettes, cartridges and discs and by any and all other scientific, mechanical or electronic means, methods, processes or devices now known or hereafter conceived, devised or created;

(viii)        all rights of any kind or nature, direct or indirect, to acquire, produce, develop, reacquire, finance, release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize, or otherwise exploit any Episode, or any rights in any Episode, including pursuant to agreements between the Seller and any Affiliate of the Seller which relate to the ownership, production or financing of any Episode;

(ix)          all contract rights and general intangibles which may arise in connection with the creation, production, completion, delivery, financing, ownership, possession or exploitation of any Episode or which grant to any Person any right to acquire, produce, develop, reacquire, finance, release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize, or otherwise exploit any Episode or any rights in any Episode and all collateral, allied, ancillary and subsidiary intellectual property rights therein (excluding merchandising, print publication NFT rights), and all intellectual properties pertaining thereto and all products and proceeds thereof whether now in existence or hereafter made, acquired or produced and the rights and property set forth in Subsections (b)(i) through (b)(x), including all such rights pursuant to agreements between the Seller and any Affiliate of the Seller which relate to the ownership, production or financing of any of the Episodes;

(x)            non-exclusive access to any and all documents, receipts or books and records, including, without limitation, documents or receipts of any kind or nature issued by any pledgeholder, warehouseman or bailee with respect to any Episode and any element thereof; and

(c)            all title or titles of any Episode and all of the Seller’s rights to the exclusive use thereof including rights protected pursuant to trademark, service mark, unfair competition and/or other laws, rules or principles of law or equity.

Exhibit A-1

Trademark Assignment Agreement

Exhibit A-2

Copyright Assignment Agreement

Exhibit B

Bill of Sale